UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) – March 24, 2020

COOPER-STANDARD HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36127	20-1945088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40300 Traditions Drive,	Northville	Michigan	48168
(Address of principal executive offices)			(Zip code)
Registrant’s telephone number, including area code (248) 596-5900

39550 Orchard Hill Place Drive,	Novi	Michigan	48375
(Former name or former address, if changed since last report)

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CPS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01    Entry into a Material Definitive Agreement.

On March 24, 2020 (the “Closing Date”), certain subsidiaries of Cooper-Standard Holdings Inc. (the “Company”), namely CS Intermediate Holdco 1 LLC (“Holdings”), Cooper-Standard Automotive Inc. (the “U.S. Borrower”), Cooper-Standard Automotive Canada Limited (the “Canadian Borrower”), Cooper-Standard Automotive International Holdings B.V. (the “European Borrower” and, together with the U.S. Borrower and the Canadian Borrower, the “Borrowers”) and certain subsidiaries of the U.S. Borrower, entered into Amendment No. 1 (“Amendment No. 1”) to the $210.0 million Third Amended and Restated Loan Agreement (the “Existing Senior ABL Facility”, as amended by Amendment No. 1, the “Amended Senior ABL Facility”) with certain lenders, Bank of America, N.A., as agent (the “Agent”), and other parties thereto, which amended the existing $210.0 million senior secured asset-based revolving credit facility, dated as of November 2, 2016, among Holdings, the U.S. Borrower, the Canadian Borrower, the European Borrower, the lenders and other parties thereto. The following is a summary of the material terms of the Amended Senior ABL Facility. The summary is subject to and qualified in its entirety by reference to the provisions of Amendment No. 1 and the credit agreement governing the Amended Senior ABL Facility (the “Amended Credit Agreement”).

General. The Amended Senior ABL Facility provides for an aggregate revolving loan availability of up to $180.0 million, subject to borrowing base availability, including a $100.0 million letter of credit sub-facility and a $25.0 million swing line sub-facility. The Amended Senior ABL Facility also provides for an uncommitted $100.0 million incremental loan facility, for a potential total availability under the Senior ABL Facility of $280.0 million (if requested by the Borrowers and the lenders agree to fund such increase). No consent of any lender (other than those participating in the increase) is required to effect any such increase.

Maturity. Amendment No. 1 extends the maturity under the Existing Senior ABL Facility to the earlier of (a) March 24, 2025 and (b) the date 91 days prior to the maturity date of the Fixed Asset Facility (as defined in the Amended Senior ABL Facility).

Use of Proceeds. There were no borrowings made under the Amended Senior ABL Facility on the Closing Date. After the Closing Date, proceeds from the Amended Senior ABL Facility may be used by the Borrowers to issue commercial and standby letters of credit, to finance ongoing working capital needs and for general corporate purposes.

Borrowing Base.  Loan and letter of credit availability under the Amended Senior ABL Facility is subject to a borrowing base, which at any time is limited to the lesser of: (A) the maximum facility amount (subject to certain adjustments) and (B) (i) up to 85% of eligible accounts receivable; plus (ii) the lesser of 70% of eligible inventory or 85% of the appraised net orderly liquidation value of eligible inventory; plus (iii) up to the lesser of $30.0 million and 85% of eligible tooling accounts receivable; minus reserves established by the Agent. In addition, mechanics under the Amended ABL Facility allow the U.S. Borrower to eliminate “tooling accounts receivable” from the borrowing base in order to establish a separate “tooling accounts receivable” facility. The accounts receivable portion of the borrowing base is subject to certain formulaic limitations (including concentration limits). The inventory portion of the borrowing base is limited to eligible inventory, as determined by the Agent. The borrowing base is also subject to certain reserves, which are established by the Agent (which may include changes to the advance rates indicated above). The loan availability under the Amended Senior ABL Facility is apportioned as follows: $160.0 million to the U.S. Borrower, which includes a $40.0 million sublimit to the European Borrower and $20.0 million to the Canadian Borrower.

Guarantees; Security. The obligations of the U.S. Borrower, the Canadian Borrower and the European Borrower under the Amended Senior ABL Facility, as well as certain cash management arrangements and interest rate, foreign currency or commodity swaps entered into by the such Borrowers and their subsidiaries, and certain credit lines entered into by non-U.S. subsidiaries, in each case with the lenders and their affiliates (collectively, “Additional ABL Secured Obligations”) are guaranteed on a senior secured basis by Holdings and its U.S. subsidiaries (with certain exceptions), and the obligations of the Canadian Borrower under the Amended Senior ABL Facility and Additional ABL Secured Obligations of the Canadian Borrower and its Canadian subsidiaries will be, in addition, guaranteed on a senior secured basis by the Canadian subsidiaries of the Canadian Borrower. The obligations under the Amended Senior ABL Facility and related guarantees are secured by (1) a first priority lien on all of each Borrower’s and each guarantor’s existing and future personal property consisting of accounts receivable, payment intangibles, inventory, documents, instruments, chattel paper and investment property, certain money, deposit accounts and securities accounts and certain related assets and proceeds of the foregoing, with various enumerated exceptions, including that: (i) the collateral owned by Canadian Borrower or any of its Canadian subsidiaries that become Guarantors only secure the obligations of Canadian Borrower and such subsidiaries arising under the Amended Senior ABL Facility and Additional ABL Secured Obligations and

(ii) no liens have been granted on any assets or properties of the European Borrower or any other non-US subsidiaries of Holdings (other than the Canadian Borrower, as otherwise specified above) in connection with the Amended Senior ABL Facility and (2) a second priority lien on all the capital stock in restricted subsidiaries directly held by the U.S. Borrower and each of the U.S. Guarantors, and equipment of the U.S. Borrower and the U.S.-domiciled guarantors and all other material personal property of the U.S. Borrower and the U.S.-domiciled guarantors.

Interest. Borrowings under the Amended Senior ABL Facility bear interest at a rate equal to, at the Borrowers’ option:

·     in the case of borrowings by the U.S. Borrower, LIBOR or the base rate plus, in each case, an applicable margin; or

·     in the case of borrowings by the European Borrower, LIBOR plus an applicable margin; or

·     in the case of borrowings by the Canadian Borrower, BA rate, Canadian prime rate or Canadian base rate plus, in each case, an applicable margin.

The initial applicable margin under the Amended Senior ABL Facility is 1.75% with respect to LIBOR or Canadian BA rate-based borrowings and 0.75% with respect to U.S. base rate, Canadian prime rate and Canadian base rate borrowings. The applicable margin is subject, in each case, to quarterly pricing adjustments (based on average facility availability) commencing approximately three months after the Closing Date.

Fees. In addition to paying interest on outstanding principal under the Amended Senior ABL Facility, the Borrowers are required to pay a fee in respect of committed but unutilized commitments. The Borrowers are also required to pay a fee on outstanding letters of credit under the Amended Senior ABL Facility, together with customary issuance and other letter of credit fees. The Amended Senior ABL Facility also requires the payment of customary agency and administrative fees.

Voluntary Prepayments. The Borrowers are able to voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans, in each case, in whole or in part, at any time without premium or penalty (other than customary breakage and related reemployment costs with respect to repayments of LIBOR-based borrowings).

Covenants; Events of Default. The Amended Senior ABL Facility includes affirmative and negative covenants that impose substantial restrictions on the Company’s subsidiaries’ financial and business operations, including its ability to incur and secure debt, make investments, sell assets, pay dividends or make acquisitions. The Amended Senior ABL Facility also includes a requirement to maintain a monthly fixed charge coverage ratio of no less than 1.0 to 1.0 when availability under the Amended Senior ABL Facility is less than specified levels. The Amended Senior ABL Facility also contains various events of default that are customary for comparable facilities.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is furnished pursuant to Item 9.01 of Form 8-K:

Exhibit 104        The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Cooper-Standard Holdings Inc.

/s/ Joanna M. Totsky
Name:	Joanna M. Totsky
Title:	Senior Vice President, Chief Legal Officer and Secretary
Date: March 27, 2020